Exhibit 10.62

4025 S. Riverpoint Parkway
Phoenix, AZ 85040
University of Phoenix
September 3, 2013
Dr. William J. Pepicello

Dear Bill:

This letter (the “Transition Agreement”) will confirm and set forth the terms of the transition arrangements that have been agreed to by University of Phoenix, Inc. (“UOPX”), Apollo Group, Inc. (“Apollo”) (collectively, “the Company”) and you in connection with your voluntary retirement from UOPX.

1.
You have agreed to remain in your current position of President of University of Phoenix on a full-time basis while UOPX conducts a search to find your successor, in order to ensure a smooth and orderly transition of your job duties and responsibilities to your successor (collectively, the “Transition Period”). Your voluntary retirement from your employment with UOPX will be effective on the hire date of your successor as President of University of Phoenix (your “Retirement Date”).

2.	During the Transition Period:

(a)	you will continue to be compensated by UOPX based on your current annual salary and annual bonus target percentage;

(b)	you will continue to be eligible to participate in Apollo’s employee benefit plans, in accordance with the terms of those plans;

(c)
you will remain eligible to receive your special cash retention award payments that are scheduled to vest on September 15, 2013 and March 29, 2014 (which has already been paid to you but is subject to a repayment obligation until it vests on March 29, 2014), provided that you meet the service-vesting and other requirements for payment of those awards, as set forth in the relevant award agreement; and

(d)
Your existing equity awards will continue to vest and, in the case of stock option awards, continue to be eligible for exercise, on their existing terms as governed by the 2000 Stock Incentive Plan, as amended and restated from time to time, and the terms of your award agreements.

3.	Once the Transition Period ends and your employment with UOPX terminates on the Retirement Date, subject to approval by the UOPX Board of Trustees (“UOPX Board”) and the Compensation Committee

Dr. William J. Pepicello
September 3, 2013

of the Apollo Group, Inc. Board of Directors (the “Compensation Committee”), you will be entitled the following benefits, provided that you meet the eligibility conditions set forth in paragraph 4 below:

(a)
A cash severance payment of $977,863.00[1] (the “Cash Severance Benefit”), which is comparable to eighteen (18) months of current base salary in the aggregate dollar amount of $577,500.00 plus an additional dollar amount of $400,363.00 representing the average of your actual annual bonus payments for the Company’s 2011, 2012, and 2013 fiscal years. This Cash Severance Benefit will be paid to you in successive equal installments over the applicable eighteen (18) month period following your separation from service (within the meaning of Section 409A of the Internal Revenue Code) on the regularly scheduled pay dates in effect for the Company’s salaried employees, with the first such installment to be paid on the first such pay date - within the seventy-five (75)-day period measured from your separation form service - on which the Required Release, discussed in paragraph 4 below, is effective following the expiration of the applicable maximum review/delivery/return and revocation periods to which you are entitled under any applicable law with respect to such Required Release, or to begin on such subsequent date thereafter as the Company may determine in its sole discretion, but in no event shall the first such installment be paid later than the fifteenth (15th) day of the third (3rd) calendar month following your separation from service. Each such payment shall be subject to the Company’s collection of all applicable withholding taxes, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected. For purposes of Section 409A of the Code, the Cash Severance Benefit shall be deemed to be a series of separate payments, with each installment of the Cash Severance Benefit to be treated as a separate payment. In no event shall you have any right to control or designate the calendar year in which the payment of your Cash Separation Benefit shall commence.

(b)
A COBRA lump sum payment in the gross amount of $10,464 (which is equal to eighteen (18) months of Company contributions), payable at the same time as the first installment described in paragraph 3(a) above. The COBRA Lump Sum Payment is considered supplemental wages and subject to the Company’s collection of all applicable withholding taxes.

(c)
A cash bonus for the 2014 fiscal year, based on the actual Company’s results for the financial and non-financial measures applicable to that bonus and based at target-level attainment for department measures, prorated for the period you actually work during the

______________________
1 This is an estimated severance amount. The final amount will be determined using the actual payout of the 2013 fiscal year bonus. This severance amount is based on our current best estimate of what the 2013 fiscal year bonus payment will be.

Dr. William J. Pepicello
September 3, 2013

2014 fiscal year prior to your Retirement Date. Payment of this cash bonus (if any) shall occur at the time the bonus is ordinarily paid to similarly situated active employees after the results on which the bonus is based have been determined, but in no event later than November 15, 2014, and shall be subject to the Company’s collection of all applicable withholding taxes.

(d)	A lump sum payment of $255,360, payable at the same time as the first installment described in paragraph 3(a) above and subject to the Company’s collection of all applicable withholding taxes.

(e)
You will be provided with the opportunity to enter into a consulting agreement substantially in the form of attached Schedule A with such changes requested by the Company in its sole discretion (the “Consulting Agreement”) with the Company for a period of eighteen (18) months following your Retirement Date with a total monthly consulting fee of $51,770.83, and containing terms agreeable to the Company, including but not limited to a non-competition agreement for the 18-month period following the Retirement Date. The level of services that you would be required to perform under this consulting agreement shall be determined by the Company and will not exceed twenty percent (20%) of the average level of services you provided to UOPX as an employee during thirty-six (36) month period immediately preceding your Retirement Date.

4.
Your eligibility to receive the benefits set forth in paragraph 3 above is contingent upon: (i) approval of those benefits by the UOPX Board and the Compensation Committee, and (ii) you meeting each of the following conditions:

(a)	You must not resign from your employment with UOPX or be terminated by UOPX for Cause (as that term is defined in the Senior Executive Severance Pay Plan) prior to the Retirement Date,

(b)
You must execute and deliver to the Company a general release substantially in the form of attached Schedule B with such changes requested by the Company in its sole discretion (the “Required Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after your separation from service, and

(c)	the Required Release becomes effective and enforceable in accordance with applicable law,

As a condition of the benefits under this letter, you covenant and agree not to disclose to anyone the negotiations, conditions or terms of this letter or the fact that this letter exists, except to your attorney, immediate family, tax advisor, or as may be required by law.

Dr. William J. Pepicello
September 3, 2013

We look forward to continuing to work with you as you assist with the orderly transition of your job duties and responsibilities. We thank you for your service to UOPX and wish you the best in retirement.

Sincerely,

/s/ Merrilee Engel
MERRILEE ENGEL
CHAIR OF THE BOARD OF TRUSTEES
UNIVERSITY OF PHOENIX, INC.

/s/ Gregory W. Cappelli
GREGORY W. CAPPELLI
CHIEF EXECUTIVE OFFICER
APOLLO GROUP, INC.

Dr. William J. Pepicello
September 3, 2013

ACCEPTANCE

Without limiting the foregoing, I hereby accept and agree to the terms set forth in this Transition Agreement. In accepting the terms of this letter agreement, I acknowledge that I have not relied upon any statement made by Apollo, UOPX, or any of their respective directors, officers, employees, or representatives, with regard to the terms of my employment unless the representation is specifically included in this Transition Agreement. Moreover, this Transition Agreement contains the entire understanding regarding the subject matter of this letter agreement. I am entering into this Transition Agreement knowingly and voluntarily.

/s/ William J. Pepicello
WILLIAM J. PEPICELLO

9/15/13
DATE

SCHEDULE A
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is between Dr. William J. Pepicello (“Consultant”) and University of Phoenix, Inc. and Apollo Group, Inc., an Arizona corporation (collectively, “the Company”).

WHEREAS, Company desires to retain the services of Consultant as an independent contractor so that his professional skills, abilities and experience will be available to Company for a defined, limited period,

WHEREAS, Consultant is willing to perform in such a capacity on the terms and conditions hereinafter set forth; and

WHEREAS, Consultant represents that he has the requisite skills, abilities and experience to provide the services desired by Company;

NOW, THEREFORE, IN CONSIDERATION for the mutual promises and covenants contained herein, the parties to this Agreement hereby agree as follows:

1.    Consulting Services. Effective as of ______________________ (the “Effective Date”), the Company hereby engages Consultant as an independent contractor to provide the following services:
[INSERT DESCRIPTION OF SERVICES] (the “Services”).

2.    Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue until _____________________ [DRAFTING NOTE: THIS DATE USED SHOULD BE THE DATE THAT IS 18 MONTHS AFTER THE EFFECTIVE DATE] (the “Consultancy Period”), unless: (i) earlier terminated pursuant to a right of termination specified in this Agreement or (ii) extended pursuant to a written agreement or amendment executed by each party hereto. Consultant’s transition from an employee of the Company to a consultant shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

3.    Compensation for Consulting Services.

(a)    During the Consultancy Period, Consultant shall be paid $51,770.83 per month for each month spent in providing the Services under this Agreement and a pro-rated monthly amount for partial months so spent; provided that Consultant complies with the terms, conditions and restrictions of this Agreement.

(b)    The level of services that Consultant will be required to perform under this consulting agreement shall be determined by the Company and will not exceed twenty percent (20%) of the average

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level of services Consultant provided to the Company as an employee during thirty-six (36) month period immediately preceding Consultant’s termination of employment as an employee of the Company.

(c)    The fees shall be paid to Consultant within ten (10) business days after the end of the applicable calendar month of services.

4.    Reimbursement of Expenses.

(a)    The Company shall reimburse Consultant for all reasonable out-of-pocket business expenses actually incurred by Consultant in providing the services required of him pursuant to this Agreement. However, Consultant must obtain pre-authorization from the Company’s Chief Executive Officer, or his designee, for any business expense for which Consultant seeks reimbursement under this Agreement. As to each such expense for which Consultant seeks reimbursement, Consultant must furnish detailed receipts and other valid documentation within forty-five (45) calendar days following the later of: (i) the date on which that expense is incurred or (ii) the date on which Consultant receives the invoice or billing statement for such expense for the incurred. The Company shall provide Consultant with each reimbursement to which he is entitled hereunder within thirty (30) business days after his submission of the requisite invoice. In no event, however, will any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

(b)    In addition, the following provisions shall apply to such reimbursement arrangement hereunder: (i) the amount of expenses eligible for reimbursement in any one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; and (ii) Consultant’s right to the reimbursement of such expenses cannot be liquidated or exchanged for any other benefit.

5.    Confidential Information. Currently with the execution of this Agreement, Consultant shall execute and deliver to the Company the Proprietary Information and Intellectual Property Agreement attached as Exhibit A to this Agreement and shall abide by all the terms and provisions of that agreement.

6.    Nature of Relationship.

(a)    Nothing in this Agreement shall be interpreted or construed as continuing any employment relationship between Consultant and the Company during the Consultancy Period. Accordingly, Consultant shall not represent himself as an officer, employee or agent of the Company to any third party, and Consultant’s services under this Agreement shall be rendered solely as a non-employee independent contractor.

(b)    Without limiting the generality of the foregoing, Consultant hereby agrees and confirms that during the Consultancy Period, he will not be entitled to participate in any employee benefit plans, policies or programs of the Company, including (without limitation) group term life insurance or group health benefit plans, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, cash

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incentive plans, the Employee Stock Purchase Plan, stock option or other stock-based compensation plans, retirement benefits or 401(k) plan.

(c)    Consultant shall be solely responsible for the payment of all taxes that become due and payable on any amounts paid to him by the Company pursuant to this Agreement, and the Company shall not withhold or otherwise collect any taxes from such payments.

7.    Termination of Agreement.

(a)    Consultant may, at any time, terminate this Agreement time upon _____ (___) business days’ prior written notice to the Company and, in such case, the Company’s obligation to pay compensation for any further services pursuant to Paragraph 3 of this Agreement shall immediately cease. In that event, Company’s liability to Consultant shall be limited to payment for services actually furnished prior to termination plus reimbursable business-related expenses incurred.

(b)    The Company may, at any time, terminate this Agreement upon _____ (___) business days’ prior written notice to Consultant. In such case, the Company agrees to pay the any remaining unpaid Monthly Fees under this Agreement in a lump sum to Consultant within thirty (30) days following the termination date of the Agreement.

(c)    Notwithstanding Paragraph 7(b) above, in the event that Consultant breaches any of his obligations under this Agreement, the Company shall have the right, exercisable in its sole discretion, to terminate this Agreement immediately upon written notice to Consultant and, in such case, the Company’s obligation to pay compensation for any further services pursuant to Paragraph 3 of this Agreement shall immediately cease. In that event, Company’s liability to Consultant shall be limited to payment for services actually furnished prior to termination plus reimbursable business-related expenses incurred.

(d)    Unless sooner terminated in accordance with the foregoing provisions of this Paragraph 7, the consulting relationship established under this Agreement shall terminate upon the completion of the Consultancy Period, and any amounts due and payable to Consultant at that time shall be paid to him in accordance with the foregoing terms and conditions of this Agreement.

8.    Conflicting Agreements. Consultant represents and warrants that he is not contractually prohibited from engaging in any type of work and that he is not a party to any agreement or under any obligation which conflicts with the terms of this Agreement or which prohibits him from carrying out his responsibilities under this Agreement.

9.    Restrictive Covenants. Consultant shall comply with the following restrictions during the period this Agreement is in effect, provided that if this Agreement is terminated prior to ___________ [DRAFTING NOTE: THIS DATE USED SHOULD BE THE DATE THAT IS 18 MONTHS AFTER THE EFFECTIVE DATE] by Consultant or by the Company due to a breach of this Agreement by Consultant, the following restrictions will remain in effect for a period of six (6) months following such termination or

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through ___________, whichever is earlier:[DRAFTING NOTE: THIS DATE USED SHOULD BE THE DATE THAT IS 18 MONTHS AFTER THE EFFECTIVE DATE]

(a)    Consultant shall not directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) with respect to products or services competitive with those offered by the Company or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.

(b)    Consultant shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:

(i)    conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or

(ii)    permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.
Notwithstanding the foregoing: (i) Consultant may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to any of the Businesses and (ii) Consultant’s employment with any consulting firm, investment banking firm, private equity fund, hedge fund or similar investment fund following the termination of his employment with the Company shall not be deemed a breach of Consultant’s restrictive covenant under this Section 10(b).

10.    Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. Absent such written waiver, no forbearance or other failure to insist on prompt compliance with any obligations, agreements or conditions hereunder shall be deemed to constitute a waiver of the rights of the party to whom compliance is owed.

11.    Notices. All notices required or permitted hereunder shall be given in writing and (i) personally delivered to the other party, (ii) sent by certified mail, return receipt requested, to the other party, or (iii) sent via facsimile to the other party with a copy sent via U.S. Mail to the following address:

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To Consultant:	To Company:
Dr. William Pepicello	Mr. Fred Newton
[INSERT ADDRESS]	4025 S. Riverpoint Parkway
Phoenix, AZ 85040

12.    Severability. If any provision of this Agreement is held illegal or unenforceable by any court or other authority of competent jurisdiction, such provision shall be deemed severable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

13.    Governing Law. This Agreement is entered into in Arizona and the laws of such State shall apply to it without resort to such State’s conflict-of-laws rules.

14.    Binding Agreement. This Agreement, including Exhibit A, sets forth the entire agreement between the parties as to the Services and shall be binding upon and inure to the benefit of the parties and the heirs, legal or personal representatives of Consultant and successors and assigns of the Company.

EXECUTED this ___ day of _____________ 201__, in Phoenix, Arizona.

UNIVERSITY OF PHOENIX, INC.		CONSULTANT

By:
	Merrilee Engel	William J. Pepicello
Chair of the Board of Trustees

APOLLO GROUP, INC.

By:
Fred Newton
SVP Human Resources

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EXHIBIT A (TO SCHEDULE A)
PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT
This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my consulting services to University of Phoenix, Inc. and Apollo Group, Inc., is a condition of my consulting relationship with the Company, and is a material part of the consideration for the Company’s engagement of my services as a consultant. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy. I have read and agree to comply with such policy. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

1.Definitions
(a)The “Company”
As used in this PIIPA, the “Company” refers to University of Phoenix, Inc., Apollo Group, Inc., each of their respective subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am engaged to provide consulting services to Apollo Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Group, Inc.
(b)“Proprietary Information”
I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIPA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):
(i)the Company’s Lead List which is comprised of prospective students;
(ii)data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;
(iii)information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof;

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(iv)the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;
(v)the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
(vi)the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;
(vii)salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company,
(viii)all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;
(ix)all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information,
(x)all monthly financial, statistical and operational information and reports and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;
(xi)all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;
(xii)all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS)), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;
(xiii)information provided to the Company from a third party under a non-disclosure agreement;
(xiv)the “Personally Identifiable Information” of any individual that is known or accessible as a result of either my prior employment with the Company or my current consultancy with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

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I understand and agree that my engagement as a consultant to the Company creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
(c)“Company Documents and Materials”
I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIPA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.
“Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.
2.Assignment of Rights and Confidentiality Requirements
All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.
At all times, both during the period of my consulting relationship with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Delegation of Authority (“DOA”), except as may be necessary in the ordinary course of performing my duties as a consultant to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.
3.Maintenance and Return of Company Documents and Materials
I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.
I agree that during the period of my consulting relationship with the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing my duties as a consultant to the Company. I further agree that, immediately upon the termination of my consulting relationship with the Company for any reason, or at any time during the period of my engagement as a consultant if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i)

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my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.
4.Disclosure of Intellectual Property to the Company
I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my engagement as a consultant to the Company.
I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my consulting relationship with the Company which resulted, in whole or in part, from my engagement by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
I agree to disclose Company Intellectual Property to the Company upon the first to occur of:
1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this Agreement, or by any other Company policy;
4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.
I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non-confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an employee or service provider to the Company or the Company itself intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.

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I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.
Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my engagement as a consultant to the Company; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstratably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the period of my engagement as a consultant to the Company, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.
5.Right to New Ideas
(a)Assignment of Company Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.
The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.
I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully-owned by the Company into Company Intellectual Property.
If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.

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Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.
(b)Works Made for Hire
I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.
(c)Cooperation
I agree to perform, during and after the period of my engagement as a consultant to the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.
(d)Assignment or Waiver of Moral Rights
Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.
(e)List of Intellectual Property
I have attached hereto as Appendix A a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted

Schedule A - Page 11 of 15

in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.
6.Company Authorization for Publication
Prior to my submitting or disclosing for possible non-confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the DOA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.
7.Former Employer’s, Client’s and Others’ Information
I represent that my performance of all the terms of this PIIPA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my engagement as a consultant to the Company. I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as a consultant to the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers (other than the Company), clients or other person or entity.
8.Non-Solicitation of Employees
During the period of my consulting relationship with the Company and for a period of one year thereafter, I agree that I will not, directly or indirectly or by action in conjunction with any other person, company, partnership, corporation or entity, in any manner whatsoever, seek to hire, solicit, induce, influence or seek to influence, any Company employee to terminate his or her employment with the Company. If there is a conflict between this provision and any restrictive covenants contained in any consulting agreement executed by me and the Company, the provisions of the consulting agreement will govern.
9.Independent Contractor Status.
I agree that this Agreement is not an employment contract and that I will not, at any time, be an employee of the Company. Furthermore, I agree that, during the term of my engagement as a consultant to the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of the Company representative responsible for the organization in which I am providing consulting services.

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10.Reformation and Severability
I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
11.Authorization for Post-Termination Notification of Obligations under PIIPA
I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my consulting relationship with the Company of my ongoing obligations under this PIIPA.
12.Entire Agreement
This PIIPA sets forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein with respect to my consulting relationship with the Company, and this PIIPA merges, cancels, supersedes and replaces all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIPA that may have been made by any officer, employee or representative of the Company. Furthermore, any subsequent change(s) to the terms or conditions of my consulting relationship with the Company, including (without limitation) the number of hours of consulting services required of me or the hourly rate of compensation for my consulting services, shall not affect the validity or scope of this Agreement which shall remain in full force and effect notwithstanding any such change(s).
13.Effective Date
This Agreement shall be effective as of the first day of my engagement by the Company as a consultant and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.
14.Governing Law
Although I may perform consulting services for the Company outside of Arizona or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of Arizona.
[continued on next page]

Schedule A - Page 13 of 15

I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:
William J. Pepicello

FOR UNIVERSITY OF PHOENIX, INC.

Merrilee Engel
Chair of the Board of Trustees

FOR APOLLO GROUP, INC.

Fred Newton
SVP Human Resources

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APPENDIX A
(TO EXHIBIT A OF SCHEDULE A)

1.
The following is a complete list of all Intellectual Property relevant to the subject matter of my consulting relationship with the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my engagement as a consultant by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

2.	I propose to bring to my consulting relationship the following materials and documents of a former client, employer or other person/entity:

No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date:	___________, 201__
William J. Pepicello

Schedule A - Page 15 of 15

SCHEDULE B
FORM OF GENERAL RELEASE
SEPARATION AGREEMENT
and
GENERAL RELEASE AND WAIVER OF CLAIMS
This SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS (hereinafter “Agreement”) is entered into between William J. Pepicello (hereinafter “Employee”) and the Apollo Group, Inc. (“Apollo Group”), University of Phoenix, Inc., and each of their corporate affiliates, subsidiaries, owners, directors, officers, agents, employees and assigns (collectively referred to herein as “Company”).

Employee’s employment with the Company shall terminate on _____________________ (the “Retirement Date”). Upon Employee’s separation from the Company, Employee shall be paid all earned but unpaid base salary and all accrued but unpaid vacation pay. The Retirement Date shall be Employee’s last day as an employee of the Company. On the Retirement Date, Employee shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans of the Company subject to Section 409A shall be paid at such time and in such form of payment as set forth in each applicable plan governing the payment of any such deferred amounts.

Employee hereby acknowledges and agrees that the severance benefits set forth in Attachment A to this Agreement are being provided pursuant to the terms of the Company’s Senior Executive Severance Pay Plan (the “Severance Plan”) and the Employee’s letter agreement with the Company dated _________________ (the “Letter Agreement”), in exchange for the general release and other promises and covenants of Employee set forth in this Agreement and that in the absence of such release, promises and covenants, Employee would not otherwise be entitled to those severance benefits.

Accordingly, in consideration of the severance benefits that Employee will receive, as set forth in Attachment A, the sufficiency of which Employee hereby acknowledges, Employee hereby agrees to waive any and all potential claims against the Company and/or any of its corporate affiliates, subsidiaries, owners, directors, officers, agents, employees and assigns arising out of any event occurring prior to Employee’s execution of this Agreement including, without limitation, any event associated with Employee’s employment by the Company and Employee’s separation from that employment.

This FULL RELEASE AND WAIVER OF CLAIMS (the “Release”) includes, without limitation, any claim arising under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1991, the Arizona Civil Rights Act, the Illinois Human Rights Act, the Labor Management Relations Act, the Americans with Disabilities Act, as amended, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act,

Schedule B - Page 1 of 8

and any other federal, state or local statute or common law cause of action including, without limitation, claims for breach of contract, compensation or wages, wrongful discharge, retaliation, tort, violation of public policy, infliction of emotional distress, personal injury or any claim for attorneys’ fees and/or costs. This Release also includes, without limitation, any claim arising under any employee compensation or benefit plan, policy, program or arrangement (whether written or oral), including, but not limited to the Severance Plan. Employee understands that this Release precludes Employee from recovering any monetary relief as a result of any charge, lawsuit, or other proceeding brought by Employee or on Employee’s behalf arising out of or related to Employee’s employment with the Company and separation from that employment.
The waiver and release contained in this General Release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this General Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

The following claims are specifically and expressly excluded from the foregoing Release: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation; (iii) health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and (iv) claims with respect to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (“ERISA”) or any other vested and accrued benefits under the terms of any other Apollo Group employee benefit plan.

Employee understands and affirms that this FULL RELEASE AND WAIVER OF CLAIMS applies to any claims that may arise under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. Employee acknowledges that the Company has advised Employee to consult with an attorney and discuss this Agreement and the Release set forth herein prior to executing this Agreement. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act (“OWBPA”), that this waiver and release do not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement.

Pursuant to the OWBPA, Employee understands and affirms that, by signing this Agreement, Employee has been given ______________ (___) calendar days measured from the Retirement Date within which to consider this Agreement and the Release set forth herein. Should Employee decide not to use the full ______________ (___)-calendar day review period, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire ______________ (___) calendar days to consult an attorney and/or consider this Agreement and Release. Employee further understands that Employee may revoke this Agreement at any time within seven (7) calendar days following Employee’s execution of the Agreement. Written revocation is to be provided within the seven (7) calendar

Schedule B - Page 2 of 8

day revocation period to Apollo Group, Inc., Attn: Chief Human Resources Officer, 4025 South Riverpoint Parkway, Phoenix, Arizona 85040. This Agreement shall not become binding and enforceable until the seven (7) calendar day revocation period has expired.

Employee may not sign this Agreement prior to Employee’s Retirement Date. Additionally, in order for this Agreement to become effective and for Employee to become entitled to receive the pay and benefits set forth in Attachment A, Employee must sign and return this Agreement to the Company not later than ______________ (___) calendar days following Employee’s Retirement Date set forth above and not revoke it.

Employee further covenants and agrees not to disclose to anyone the negotiations, conditions or terms of this Agreement or the fact that this Agreement exists, except to Employee’s attorney, immediate family, tax advisor, or as may be required by law.

Employee agrees to comply with his or her obligations not to use or disclose the Trade Secrets and Proprietary Information of the Company as set forth below:

a.
“Trade Secrets” shall be defined as information belonging to the Company or licensed by it, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

b.
“Proprietary Information” shall be defined as any information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):

(i)	the Company’s Lead List which is comprised of prospective students;

(ii)
data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

(iii)
information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof, the management process, training

Schedule B - Page 3 of 8

materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

(iv)	the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

(v)
the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;

(vi)	the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

(vii)
salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

(viii)
all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

(ix)	all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;

(x)
all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

(xi)	information provided to the Company from a third party under a non-disclosure agreement; and

(xii)
the “Personally Identifiable Information” of any individual that is known or accessible as a result of employment with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to

Schedule B - Page 4 of 8

that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

c.
Employee will treat as confidential and will not, without the prior written approval of the Company, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any information which constitutes Trade Secrets of the Company, whether or not the Trade Secrets are in written or tangible form.

d.
Employee will treat as confidential and will not, without the prior written approval of the Company, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Proprietary Information for three (3) years following the Retirement Date, whether or not the Proprietary Information is in written or other tangible form.

During Employee’s employment and for a period of one (1) year following the Retirement Date, Employee agrees that he or she will not, either directly or indirectly, solicit, attempt to solicit, or assist in the solicitation of any employee, independent contractor, or consultant of the Company for whom Employee had managerial responsibility, to whom Employee reported, with whom Employee participated on Company teams or projects, or about whom Employee gained confidential salary or performance information, to terminate his or her relationship with the Company.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

Employee is and shall be solely responsible for any federal, state and local taxes that may be owed by Employee by virtue of the receipt of any portion of the monetary payment and other benefits provided under this Agreement. Employee agrees to indemnify and hold the Company harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the monetary consideration made to Employee under this Agreement.

Employee agrees that Employee will not make any disparaging, negative or untrue statements about the Company, including, without limitation, any statements about the Company, its products, business affairs or officers, directors or employees. Employee acknowledges and agrees that any of the benefits payable to Employee under this Agreement may, without prior notice, terminate immediately upon Employee’s failure to abide by the terms of this Agreement. The Company agrees that it will not make, and agrees to use its best efforts to cause the officers, directors and spokespersons of the Company to refrain from making, any public statements (or authorizing any statements to be reported as being attributed to the Company), that are derogatory or which may tend to injure the reputation or business of Employee, and the Company shall instruct such officers, directors and spokespersons to refrain from making such statements.

Schedule B - Page 5 of 8

Employee also agrees that if any claim is asserted by or against the Company as to which Employee has relevant knowledge, Employee will reasonably cooperate with the Company in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the Company. In that regard, the Company agrees to reimburse Employee for any reasonable expenses actually incurred by Employee in providing such cooperation; provided that the following conditions shall govern any reimbursements that are to be made to Employee pursuant to the terms of this Agreement:

-	Any such expenses must be approved in advance by the Company before they are incurred by Employee.

-
Any reimbursement amounts to which Employee may become entitled pursuant to this Agreement in each calendar year shall not reduce the amounts to which Employee may become entitled hereunder in any other calendar year.

-	None of Employee’s rights to reimbursement hereunder may be liquidated or exchanged for any other benefit.

-	In no event shall any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

Additionally, the Company shall indemnify Employee to the maximum extent permitted by Section 10-856 of the Arizona Revised Statutes, Article 5 of the University of Phoenix Bylaws, and Section 5.14 of the Apollo Bylaws in regard to Employee’s service as an officer and employee of the Company.

Except to the extent it is reasonably necessary for Employee to keep such property in order to perform the contemplated services under Employee’s Consulting Agreement with the Company, within seven (7) days of the Retirement Date, Employee shall return to the Company all Company property in Employee’s possession or control including, but not limited to, identification badges, business cards, credit cards, telephone cards, cell phones, BlackBerrys, pagers and all copies of all records, papers and documents made or kept by Employee relating to the business of the Company.

The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Arizona.

This Agreement constitutes the sole and entire agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto, if any. There are no collateral understandings, representations, or agreements other than those contained therein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto. It is understood and agreed that the offering of this Agreement by the Company is not to be construed as an admission of any liability on its part to Employee, other than to comply with the terms of this Agreement.

Schedule B - Page 6 of 8

Employee has read and understands the contents of this Agreement and affirms that no representations other than those contained herein have been made to induce or influence Employee’s execution of the Agreement, and that Employee executes this Agreement knowingly and voluntarily and upon independent advice of Employee’s own choosing.

William J. Pepicello	Date

APPROVED AND ACCEPTED:

UNIVERSITY OF PHOENIX, INC.

By:
[UOPX REPRESENTATIVE]	Date
[TITLE]

APOLLO GROUP, INC.

By:
[APOLLO REPRESENTATIVE]	Date
[TITLE]

Schedule B - Page 7 of 8

ATTACHMENT A (TO SCHEDULE B)
In exchange for executing the attached Separation Agreement and General Release and Waiver of Claims and not revoking such Separation Agreement and General Release and Waiver of Claims during the applicable seven (7)-day revocation period so that such agreement and release become effective and enforceable, Employee understands that Employee will receive the following separation benefits:

[INSERT DESCRIPTION OF SEPARATION BENEFITS AND TERMS OF PAYMENT]

EMPLOYEE NAME (Employee ID)	Date

APPROVED AND ACCEPTED:

UNIVERSITY OF PHOENIX, INC.

By:
[UOPX REPRESENTATIVE]	Date
[TITLE]

APOLLO GROUP, INC.

By:
[APOLLO REPRESENTATIVE]	Date
[TITLE]

Schedule B - Page 8 of 8